UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2014
______________________________

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34530	76-0586680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 N. Main Street
Euless, Texas 76039
(Address of principal executive offices, including ZIP code)

(817) 835-4105
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On May 15, 2014, U.S. Concrete, Inc. (the “Company”) and certain of its subsidiaries, as guarantors, entered into a First Amendment to First Amended and Restated Loan and Security Agreement (the “First Amendment”), with certain financial institutions named therein, as lenders (the “Lenders”), and Bank of America, N.A., as agent for the Lenders, which amended the Company’s First Amended and Restated Loan and Security Agreement (the “2013 Loan Agreement”), dated October 29, 2013. The First Amendment amends the 2013 Loan Agreement to, among other things, permit the Company to redeem its stock in an amount up to $50.0 million, provided that no default or event of default under the terms of the 2013 Loan Agreement exists and is continuing or would result from the stock redemption. The stock redemption must be paid with cash on hand of the Company, and there must not be any Revolver Loans (as defined in the 2013 Loan Agreement) outstanding at the time of the stock redemption.

The foregoing descriptions of the 2013 Loan Agreement and the First Amendment do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the 2013 Loan Agreement, which is filed herewith as Exhibit 10.1, and the First Amendment, which is filed herewith as Exhibit 10.2, each of which is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions of the 2013 Loan Agreement and the First Amendment set forth above in Item 1.01 of this Current Report on Form 8-K and in the Company’s Current Report on Form 8-K filed on October 29, 2013, are incorporated herein by reference.

Item 5.07    Submission of Matters to a Vote of Security Holders.

The Company held its 2014 annual meeting of stockholders (the “Annual Meeting”) on May 14, 2014. At the Annual Meeting, there were 12,528,008 shares of common stock of the Company present in person or represented by proxy and entitled to vote. The Company’s stockholders were asked to vote on the following three proposals, each of which is described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 28, 2014 (the “Proxy Statement”): (1) the election of seven directors, (2) the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2014, and (3) advisory approval of executive compensation.

Proposal #1 - Election of Directors. The stockholders elected the seven nominees listed below to hold office until the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualified, by the following vote:

Nominee	For	Withhold	Broker Non-Votes
Eugene I. Davis	8,441,005	1,857,278	2,229,725
William J. Sandbrook	10,293,005	5,278	2,229,725
Kurt M. Cellar	10,279,709	18,574	2,229,725
Michael D. Lundin	10,283,882	14,401	2,229,725
Robert M. Rayner	10,284,282	14,001	2,229,725
Colin M. Sutherland	10,283,882	14,401	2,229,725
Theodore P. Rossi	10,284,282	14,001	2,229,725

Proposal #2 - Ratification of Grant Thornton LLP. The stockholders ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2014, by the following vote:

For	Against	Abstentions	Broker Non-Votes
12,522,864	3,715	1,429	—

Proposal #3 - Advisory Approval of Executive Compensation. The stockholders approved, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement by the following vote:

For	Against	Abstentions	Broker Non-Votes
10,143,132	150,414	4,737	2,229,725

Item 8.01    Other Events.

On May 15, 2014, the Company issued a press release announcing that its Board of Directors authorized a stock repurchase program of up to $50 million of the Company’s outstanding common stock. The authorized repurchases will be made from time to time in the open market, through block trades or in privately negotiated transactions. The timing, volume and nature of share repurchases will be at the discretion of management and dependent on market conditions, trading price, trading volume, applicable securities laws and other factors, and may be suspended or discontinued at any time. No assurance can be given that any particular amount of common stock will be repurchased. A copy of the press release is filed as Exhibit 99.1 hereto, and the information contained in Exhibit 99.1 is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Exhibit
10.1
First Amended and Restated Loan and Security Agreement, dated as of October 29, 2013 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 29, 2013 (File No. 001-34530)).

10.2	First Amendment to First Amended and Restated Loan Security Agreement, dated as of May 15, 2014.
99.1	Press Release of U.S. Concrete, Inc. dated as of May 15, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CONCRETE, INC.

Date: May 15, 2014    By:     /s/ William M. Brown
William M. Brown
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1
First Amended and Restated Loan and Security Agreement, dated as of October 29, 2013 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 29, 2013 (File No. 001-34530)).

10.2	First Amendment to First Amended and Restated Loan Security Agreement, dated as of May 15, 2014.
99.1	Press Release of U.S. Concrete, Inc. dated as of May 15, 2014.